Exhibit 99.1

For more information,
contact:	Judi Vitale, CFO judiv@firstwave.net 770-431-1206

Firstwave Adjusts its Sports Focus

ATLANTA, GA (March 28, 2005) - Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading provider of industry-focused CRM solutions, is announcing today that the UK office, which is primarily focusing on the Company’s sports product, led by Shaun Lucas, as Vice President of UK Operations, will report into Jeff Longoria, Firstwave’s Senior Vice President of Sales. That office previously reported to David R. Simmons, the Company’s President and Chief Operating Officer, who has resigned from the Company effective March 22, 2005.  He will be independently pursuing a potential purchase of the sports division from the company. Other officers of Firstwave will assume the other responsibilities of Mr. Simmons.

“We feel we have learned from our experiences in the Sports market, and we will continue to focus our efforts on growing our deployments within current Sports customers and on new opportunities where we have a clear competitive advantage,” said Richard T. Brock, Firstwave Chairman and CEO. “We hope that the planned release of some new products at our May user conference will also generate revenue momentum in the High Technology market.”

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for the Sports and High Tech industries. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2005 or beyond.